AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

BPW ACQUISITION CORP.

BPW Acquisition Corp., a corporation organized and existing under the laws of the State of Delaware, does hereby certify as follows:

1. The name of the corporation is “BPW Acquisition Corp.” The Corporation was originally incorporated under the name “BPW Acquisition Corp.” and the original certificate of incorporation was filed with the Secretary of State of the State of Delaware on October 12, 2007 and further amended by the certificate of amendment to the original certificate of incorporation as filed with the Secretary of State of the State of Delaware on October 29, 2007 (the “Original Certificate”).

2. This Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate”) was duly adopted by the Board of Directors and the stockholders of the Corporation in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware (“DGCL”).

3. This Amended and Restated Certificate restates, integrates and further amends the provisions of the Original Certificate.

4. This Amended and Restated Certificate shall be effective on the date of filing with the Secretary of State of the State of Delaware.

5. The text of the Original Certificate is hereby restated and amended in its entirety to read as follows:

ARTICLE I

NAME

The name of the corporation is “BPW Acquisition Corp.” (the “Corporation”).

ARTICLE II

REGISTERED AGENT

The address of the registered office of the Corporation in the State of Delaware is 160 Greentree Drive, Suite 101, Dover, County of Kent, Delaware 19904. The name of the registered agent of the Corporation at such address is National Registered Agents, Inc.

ARTICLE III

PURPOSE

The purpose of the Corporation is to (i) acquire, or acquire control of, through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination, one or more businesses or assets and (ii) conduct all other lawful business permitted by the DGCL.

ARTICLE IV

CAPITALIZATION

Section 4.1 Authorized Capital Stock.

The total number of shares of all classes of capital stock which the Corporation shall have the authority to issue is 201,000,000 shares, consisting of 200,000,000 shares of common stock, par value $0.0001 per share (the “Common Stock”), and 1,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”). The powers, preferences and relative, participating, optional and other special rights of the respective classes of the Corporation’s capital stock or the holders thereof and the qualifications, limitations and restrictions thereof are as set forth in the Bylaws (“Bylaws”) of the Corporation.

Section 4.2 Preferred Stock.

Subject to Article IX of this Amended and Restated Certificate, the Preferred Stock may be issued from time to time in one or more series. The Board of Directors (the “Board”) is hereby expressly authorized to provide for the issuance of shares of Preferred Stock in one or more series and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional and other special rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution(s) adopted by the Board providing for the issuance of such series and included in a certificate of designations (a “Preferred Stock Designation”) filed pursuant to the DGCL.

Section 4.3 Common Stock.

(a) The holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders on which the holders of shares of Common Stock are entitled to vote. Except as otherwise required by law or this Amended and Restated Certificate (including any Preferred Stock Designation), at any annual or special meeting of the stockholders, holders of the Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders. Notwithstanding the foregoing, except as otherwise required by law or this Amended and Restated Certificate (including a Preferred Stock Designation), holders of Common Stock shall not be entitled to vote on any amendment to this Amended and Restated Certificate (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate (including any Preferred Stock Designation).

(b) Subject to the rights of the holders of Preferred Stock and Article IX hereof, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.

(c) Subject to distributions to be made in connection with a liquidation of the Corporation in accordance with Sections 9.5 and 9.8, in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, and subject to the rights of the holders of Preferred Stock in respect thereof, the holders of shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.

Section 4.4 Rights and Options.

Subject to Article IX hereof, the Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to purchase shares of the Corporation’s capital stock of any class or series or other securities of the Corporation, and such rights, warrants and options will be evidenced by instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock subject thereto may not be less than the par value thereof.

ARTICLE V

BOARD OF DIRECTORS

Section 5.1 Board Powers.

The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this Amended and Restated Certificate or the Bylaws of the Corporation, the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Amended and Restated Certificate and any Bylaws adopted by the stockholders; provided, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

Section 5.2 Number, Election and Term.

(a) The number of directors of the Corporation, other than those who may be elected by the holders of one or more series of Preferred Stock voting separately by class or series, shall be fixed from time to time exclusively by the Board pursuant to a resolution adopted by a majority of the Whole Board. For purposes of this Amended and Restated Certificate, “Whole Board” shall mean the total number of directors the Corporation would have if there were no vacancies.

(b) Subject to Section 5.5, the directors shall be divided into three classes, as nearly equal in number as possible and designated Class I, Class II and Class III. The initial division of the Board into classes shall be made by the Board. The term of the initial Class I Directors shall terminate at the first annual meeting of stockholders; the term of the initial Class II Directors shall terminate at the second annual meeting of stockholders to be held within one year of the first annual meeting; and the term of the initial Class III Directors shall terminate at the third annual meeting of stockholders to be held within one year of the second annual meeting. At each succeeding annual meeting of stockholders, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term. Subject to Section 5.5, if the number of directors is changed, any increase or decrease shall be apportioned by the Board among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case will a decrease in the number of directors shorten the term of any incumbent director.

(c) Subject to Section 5.5, a director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

(d) Unless and except to the extent that the Bylaws shall so require, the election of directors need not be by written ballot.

Section 5.3 Newly Created Directorships and Vacancies.

Subject to Section 5.5, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely by a majority vote of the directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Section 5.4 Removal.

Subject to Section 5.5, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

Section 5.5 Preferred Stock – Directors.

Notwithstanding any other provision of this Article V, and except as otherwise required by law, whenever the holders of one or more series of Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of Preferred Stock as set forth in this Amended and Restated Certificate (including any Preferred Stock Designation) and such directors shall not be included in any of the classes created pursuant to this Article V unless expressly provided by such terms.

ARTICLE VI

BYLAWS

In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power to adopt, amend, alter or repeal the Bylaws. The affirmative vote of a majority of the Whole Board shall be required to adopt, amend, alter or repeal the Bylaws. The Bylaws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Amended and Restated Certificate (including any Preferred Stock Designation), the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the Bylaws.

ARTICLE VII

MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT

Section 7.1 Meetings.

Except as otherwise required by law or the terms of any one or more series of Preferred Stock, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board, Chief Executive Officer, the Board pursuant to a resolution adopted by a majority of the Whole Board, or the Secretary at the request in writing of stockholders owning a majority of the capital stock of the Corporation issued and outstanding and entitled to vote.

Section 7.2 Advance Notice.

Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

Section 7.3 Action by Written Consent.

Subsequent to the consummation of the Offering (as defined below), any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such holders and may not be effected by written consent of the stockholders.

ARTICLE VIII

LIMITED LIABILITY; INDEMNIFICATION

Section 8.1 Limitation of Personal Liability.

No person who is or was a director of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted by the DGCL as the same exists or hereafter may be amended, including liability for (a) any breach of such person’s duty of loyalty to the Corporation or its stockholders, (b) any act or commission by such person not in good faith or that involves a knowing or intentional violation of law, (c) authorized unlawful payments of dividends or unlawful stock repurchases or redemption, or (d) any improper personal benefit derived from such person’s actions as directors. If the DGCL is hereafter amended to authorize corporate action further limiting or eliminating the liability of directors, then the liability of a director to the Corporation or its stockholders shall be limited or eliminated to the fullest extent permitted by the DGCL, as so amended. Any repeal or amendment of this Section 8.1 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Amended and Restated Certificate inconsistent with this Section 8.1 will, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to further limit or eliminate the liability of directors) and shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to acts or omissions occurring prior to such repeal or amendment or adoption of such inconsistent provision.

Section 8.2 Indemnification.

(a) Each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”) by reason of the fact that he or she is or was a director, officer employee or agent of the Corporation or, while a director, officer, employee or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter a “Covered Person”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized or permitted by applicable law, as the same exists or may hereafter be amended, against all expense, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred or suffered by such Covered Person in connection with such proceeding, and such right to indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall indemnify a Covered Person in connection with a proceeding (or part thereof) initiated by such Covered Person only if such proceeding (or part thereof) was authorized by the Board. The right to indemnification conferred by this Section 8.2 shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any such proceeding in advance of its final disposition.

(b) The rights conferred on any Covered Person by this Section 8.2 shall not be exclusive of any other rights which any Covered Person may have or hereafter acquire under law, this Amended and Restated Certificate, the Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

(c) Any repeal or amendment of this Section 8.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Amended and Restated Certificate inconsistent with this Section 8.2, will, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and will not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(d) This Section 8.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than Covered Persons.

ARTICLE IX

BUSINESS COMBINATION REQUIREMENTS; EXISTENCE

Section 9.1 General.

(a) The provisions of this Article IX shall apply during the period commencing upon the completion of the Offering and terminating upon the consummation of an initial Business Combination (the “Effective Period”). During the Effective Period, except for an amendment contemplated by (x) Section 9.5(b) to extend the Termination Date (as defined in Section 9.5(a)) until the end of the Extension Period (as defined in Section 9.5(b)) and (y) Sections 9.2(b) and 9.5(a) to provide perpetual existence for the Corporation upon the consummation of an initial Business Combination, the provisions of this Article IX may only be amended (i) by the vote of the Corporation’s Board and the affirmative vote of the holders of at least 90% of the voting power of the Corporation’s then outstanding Common Stock, or (ii) by the affirmative vote of a majority of the Corporation’s outstanding Common Stock at any meeting of the stockholders held to consider approval of a proposed Business Combination, provided that an amendment pursuant to the foregoing subsection (ii) will become effective only upon the consummation of such proposed Business Combination.

(b) As used herein, the following terms shall have the following meanings.

The term “Business Combination” shall mean a business combination, whether through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar type of transaction, with one or more target businesses that have an aggregate “fair market value” of at least 80% of the amount held in the Trust Account at the time of such initial Business Combination (excluding deferred underwriting commissions payable to the underwriters in connection with the Offering pursuant to the terms and conditions of the underwriting agreement to be entered into in connection therewith (the “Underwriting Agreement”) but including any amounts paid to converting stockholders in connection with the approval of the Extension Amendment pursuant to Section 9.5(b)) resulting in the Corporation acquiring controlling interests of such target business(es) or assets as the case may be; provided that any Business Combination with more than one target business shall be effected simultaneously.

The term “Initial Stockholders” shall mean Perella Weinberg Partners Acquisition LP and BNYH BPW Holdings LLC (each a “Sponsor” and together the “Sponsors”) and the independent directors of the Corporation to whom the Sponsors transferred securities prior to or simultaneously with the completion of the Offering.

The term “Offering” shall mean the Corporation’s initial public offering of its units (the “Units”), each consisting of one share of Common Stock (“Offering Common Stock”) and one warrant to purchase one share of Common Stock (the “Warrants”), on the American Stock Exchange.

The term “Public Stockholders” shall mean the holders of Offering Common Stock included in the Units purchased in the Offering or purchased in the secondary market following the Offering (whether or not such purchasers are Initial Stockholders).

The term “Trust Account” shall mean the trust account established by the Corporation in connection with the Offering and into which the Corporation will deposit a designated portion of the net proceeds from the Offering and certain other amounts pursuant to the terms and conditions of the trust agreement to be entered into in connection therewith (the “Trust Agreement”).

Section 9.2 Initial Business Combination; Stockholder Approval.

(a) Prior to the consummation of an initial Business Combination, the Corporation may not consummate any other business combination, whether through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar type of transaction.

(b) Prior to the consummation of an initial Business Combination, the Corporation shall submit any proposed initial Business Combination to its stockholders for approval regardless of whether the proposed initial Business Combination is of a type which normally would require such stockholder approval under the DGCL. A proposal to amend Section 9.5 to provide for the Corporation’s perpetual existence in connection with, and becoming effective upon, the consummation of an initial Business Combination shall be submitted to the stockholders of the Corporation in connection with any proposed initial Business Combination. In the event that (i) a majority of the shares of Offering Common Stock voted by the Public Stockholders present and entitled to vote at the meeting to approve an initial Business Combination are voted for the approval of such initial Business Combination and (ii) a majority of the outstanding shares of Common Stock are voted in favor of an amendment to this Amended and Restated Certificate to provide for the Corporation’s perpetual existence as provided in Section 9.5, the Corporation shall be authorized to consummate such initial Business Combination; provided, however, that the Corporation will not consummate such initial Business Combination if Public Stockholders owning more than 35% (minus one share) of the outstanding shares of Offering Common Stock, on a cumulative basis, including the shares of Offering Common Stock as to which Conversion Rights (as defined in Section 9.3) were exercised in connection with the stockholder vote, if any, required to approve the Extension Amendment (as defined in Section 9.5(b)), both vote against such initial Business Combination and/or the Extension Amendment, as the case may be, and exercise their Conversion Rights as described in Section 9.3.

(c) An initial Business Combination approved in accordance with Section 9.2(b) may only be consummated if (a) the Corporation confirms that it has sufficient resources to pay both (i) the consideration required to consummate such initial Business Combination and (ii) the amount necessary to satisfy the Conversion Rights exercised by Public Stockholders and (b) an amendment to this Amended and Restated Certificate providing for perpetual existence of the Corporation as provided in Section 9.5 has been approved by a majority of the outstanding shares of Common Stock at a duly held meeting.

Section 9.3 Conversion Rights.

(a) At any time after the Corporation mails a proxy statement to its stockholders in connection with seeking their approval of a proposed initial Business Combination as described in Section 9.2 or an Extension Amendment as described in Section 9.5(b), as the case may be, and until the business day immediately preceding the date on which such vote is to be taken, each Public Stockholder that votes against such Business Combination or such Extension Amendment, as the case may be, and duly exercises such stockholder’s Conversion Rights will have the right, if such initial Business Combination is approved and consummated or such Extension Amendment is approved, as the case may be, and such Public Stockholder continues to hold the shares of Offering Common Stock to be converted on the date on which the Business Combination is completed or on the date on which such Extension Amendment is approved, as the case may be, to convert (such rights being “Conversion Rights”) such shares of Offering Common Stock held by such Public Stockholder into a cash amount per share (calculated two business days prior to the consummation of such initial Business Combination or two business days prior to the stockholder vote on the Extension Amendment, as the case may be) equal to the quotient determined by dividing (i) the aggregate amount then on deposit in the Trust Account (including deferred underwriting discounts and commissions incurred in connection with the Offering being held in the Trust Account and including interest income earned on the Trust Account, net of income taxes previously paid on such interest income and net of interest income previously released to the Corporation to fund its working capital and general corporate requirements as described in Section 9.9(b) hereof) by (ii) the total number of shares of Offering Common Stock (less, in the case of a conversion in connection with the stockholder vote required to approve an initial Business Combination, the number of shares of Offering Common Stock converted in connection with the approval of the Extension Amendment pursuant to Section 9.5(b)); provided that a Public Stockholder together with any affiliate or any other person or entity with whom or which such stockholder is acting in concert or as a partnership, syndicate or other group for the purposes of acquiring, holding or disposing of the Corporation’s securities, shall be restricted from seeking Conversion Rights with respect to more than 10% of the total number of shares of Offering Common Stock. Shares of Offering Common Stock converted in connection with the stockholder vote to approve the Extension Amendment and the stockholder vote to approve our initial Business Combination will be aggregated for purposes of this 10% limit.

(b) Payment of the amounts necessary to satisfy the Conversion Rights duly exercised by Public Stockholders shall be made as promptly as practicable following the consummation of the Business Combination or approval of the Extension Amendment, as the case may be, and satisfaction by them of the Conversion Requirements (as defined below).

(c) Public Stockholders that do not exercise their Conversion Rights will retain their Offering Common Stock and shall be deemed to have given their consent to the release of the remaining funds in the Trust Account to the Corporation as described in Section 9.10.

(d) The exercise of Conversion Rights by a Public Stockholder is conditioned on such stockholder meeting the specific requirements and following the specific procedures for the exercise of such Conversion Rights (the “Conversion Requirements”) set forth in the proxy statement sent to the Corporation’s stockholders relating to the approval of a proposed initial Business Combination or the Extension Amendment, as the case may be.

Section 9.4 Share Issuances.

During the Effective Period, the Corporation shall not issue any shares of capital stock of the Corporation or any rights, warrants, options or other securities convertible into shares of capital stock of the Corporation that participate in or are otherwise entitled in any manner to any amount on deposit in the Trust Account or that are entitled to vote as a class with the Offering Common Stock on an initial Business Combination.

Section 9.5 Existence.

(a) The Corporation’s existence shall terminate 24 months from the date of the final prospectus relating to the Offering (the “Original Termination Date”), or up to 30 months from the date of the final prospectus relating to the Offering if extended pursuant to a stockholder vote in accordance with Section 9.5(b) (the “Extended Termination Date”). As used herein, the term “Termination Date” shall mean the Original Termination Date or the Extended Termination Date, as the case may be. This Section 9.5 may only be amended pursuant to the terms hereof (i) to provide for the Corporation’s perpetual existence in connection with, and becoming effective upon, the consummation of an initial Business Combination, with the affirmative vote of the majority of the outstanding shares of Common Stock and (ii) to extend the Original Termination Date until the end of the Extension Period, with the affirmative vote of the majority of outstanding shares of Common Stock in accordance with Section 9.5(b). In the event that the Corporation does not consummate an initial Business Combination by the Termination Date, the Corporation’s corporate existence will automatically cease except for the purposes of winding up the Corporation’s affairs and liquidating pursuant to Section 278 of the DGCL, and the officers of the Corporation shall take all such action necessary to cause the Corporation to adopt a plan of dissolution and distribution in accordance with Section 281(b) of the DGCL and liquidate the Corporation as soon as reasonably practicable.

(b) If (i) the Corporation has entered into a definitive agreement with respect to an initial Business Combination prior to the Original Termination Date, (ii) the Board anticipates that the Corporation may not be able to consummate such Business Combination prior to the Original Termination Date and determines that it is advisable in its judgment to extend the time period within which the Corporation may complete an initial Business Combination by up to six months (such period of up to six months, the “Extension Period”), or 30 months in total, and to extend the Original Termination Date accordingly and (iii) a resolution to amend this Amended and Restated Certificate to that effect shall be adopted by a majority of the Whole Board, then the Corporation shall submit to its stockholders for approval an amendment to this Section 9.5 extending the Original Termination Date until the end of such proposed Extended Period (the “Extension Amendment”). The officers of the Corporation shall cause a notice to be mailed to each stockholder of the Corporation entitled to vote on the adoption of such resolution setting forth the time, date and place for a meeting of stockholders of the Corporation to take action upon such resolution in accordance with the DGCL (the “Extension Meeting”). Notwithstanding anything in this Section 9.5(b) to the contrary, the Corporation may not extend the time period within which the Corporation may complete an initial Business Combination by the Extension Period and extend the Original Termination Date accordingly if Public Stockholders owning more than 35% (minus one share) of the Offering Common Stock both vote against the Extension Amendment and exercise their Conversion Rights described in Section 9.3 hereof.

Section 9.6 Stockholder Rights to Receive Distributions from Trust Account.

Public Stockholders shall be entitled to receive distributions from the Trust Account only in the event of a liquidation of the Corporation or in the event such Public Stockholder exercises his/her/its Conversion Rights. In no other circumstances shall any stockholder have any right or interest of any kind in or to the Trust Account. No stockholders of the Corporation other than Public Stockholders shall be entitled to receive distributions of any kind from the Trust Account.

Section 9.7 Compensation and Reimbursement of Expenses.

Prior to the consummation of an initial Business Combination, the Corporation shall not pay any fees, reimbursements or compensation of any kind, including, but not limited to, finder’s fees and consulting fees, to any of the Corporation’s Initial Stockholders, officers, directors or any of their or the Corporation’s affiliates for services rendered to the Corporation prior to, or in connection with, the consummation of an initial Business Combination, provided that the Corporation may (i) reimburse such persons or entities for reasonable out-of-pocket expenses incurred by them incident to the Offering and identifying, investigating and consummating an initial Business Combination; (ii) repay each Sponsor up to $125,000 for loans by the Sponsors to the Corporation to cover Offering-related expenses; and (iii) pay an affiliate of Perella Weinberg Partners Acquisition LP up to $10,000 per month for office space and certain office and secretarial services from the date of the completion of the Offering through the earlier of the consummation of the initial Business Combination or the Corporation’s liquidation. There is no limit on the amount of out-of-pocket expenses that could be incurred; provided, however, that to the extent such out-of-pocket expenses exceed $100,000 of available proceeds not deposited in the Trust Account and interest income of up to $4,000,000 (subject to proportional increase if the underwriters exercise their over-Allotment option in full or in part) on the amount on deposit in the Trust Account, such out-of-pocket expenses shall be reimbursed by the Corporation only at the time of or after the Corporation consummates an initial Business Combination, if any.

9.8 Certain Audit Committee Responsibilities.

(a) The Audit Committee of the Board will review and approve all payments and reimbursements made by the Corporation to its Initial Stockholders, officers, directors and their or the Corporation’s affiliates above $10,000. Any payment made to a member of the Audit Committee of the Board will be reviewed and approved by the Whole Board, with any member of the Board that has a financial interest in such payment abstaining from such review and approval.

(b) The members of the Audit Committee of the Board shall review the requirements of this Article IX at each quarterly meeting of the Audit Committee to determine compliance by the Corporation with the requirements hereof. In addition, the members of the Audit Committee of the Board shall review the terms of all agreements (the “IPO Agreements”) between the Corporation and any of its Initial Stockholders, officers or directors included as exhibits to the Registration Statement on Form S-1 filed by the Corporation with the Securities and Exchange Commission to register the securities sold in the Offering at each quarterly meeting of the Audit Committee of the Board to determine whether the parties to each IPO Agreement are in compliance with the requirements thereof. If any noncompliance is identified, then the Audit Committee of the Board shall immediately take all action necessary to rectify such noncompliance or otherwise cause compliance with the requirements of this Article IX or the terms and provisions of each IPO Agreement.

Section 9.10 Liquidation.

In the event that the Corporation fails to consummate an initial Business Combination in accordance with this Article IX and is liquidated in accordance with Section 9.5, the Corporation shall distribute to the Public Stockholders ratably in proportion to the number of shares of Offering Common Stock held by them the amount then on deposit in the Trust Account (including deferred underwriting discounts and commissions incurred in connection with the Offering being held in the Trust Account and including interest income earned on the Trust Account, net of income taxes previously paid or payable on such interest income and net of interest income previously released to the Corporation to fund its working capital and general corporate requirements as described in Section 9.9(b) hereof), except for amounts paid or reserved for payment to creditors in accordance with the DGCL as soon as reasonably practicable. In the event the Corporation is so liquidated, only Public Stockholders of record as of the Termination Date shall be entitled to share in the distribution of funds from the Trust Account.

ARTICLE X

AMENDMENT OF AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate (including any Preferred Stock Designation), in the manner now or hereafter prescribed by this Amended and Restated Certificate and the DGCL; and, except as set forth in Article VIII, all rights, preferences and privileges herein conferred upon stockholders, directors or any other persons or entities by and pursuant to this Amended and Restated Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article; provided, however, that, notwithstanding any other provision of this Amended and Restated Certificate, and in addition to any other vote that may be required by law or any Preferred Stock Designation, (i) the affirmative vote of the holders of a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, alter or repeal, or adopt any provision as part of this Amended and Restated Certificate inconsistent with the purpose and intent of, Article V, Article VI, Article VII or this Article X and (ii) Article IX of this Amended and Restated Certificate may not be amended except as provided therein; provided that no amendment to any of Article III or this Article X may become effective prior to the consummation of an initial Business Combination, unless approved (x) by the vote of the Corporation’s Board and the affirmative vote of 90% of the voting power of the Corporation’s then outstanding Common Stock, or (y) by the affirmative vote of a majority of the Corporation’s outstanding Common Stock at any meeting of the Corporation’s stockholders held to consider approval of a proposed initial Business Combination.

*  *  *  *  *

IN WITNESS WHEREOF, BPW Acquisition Corp. has caused this Amended and Restated Certificate to be duly executed in its name and on its behalf by its President this [____] day of [___], 200[_].

BPW ACQUISITION CORP.

By:
Michael E. Martin Chief Executive Officer